Exhibit 99.1
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News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 975-7110




                    SILGAN HOLDINGS ANNOUNCES ACQUISITION OF
                     METAL FOOD CAN MANUFACTURING ASSETS OF
                             PACIFIC COAST PRODUCERS


STAMFORD, CT, March 28, 2003 -- Silgan Holdings Inc. (Nasdaq:SLGN) today announced that it has agreed to acquire the metal food can manufacturing subsidiary of Pacific Coast Producers (PCP) and to enter into a long-term supply agreement with PCP.

Pacific  Coast  Producers  is  an  agricultural   cooperative   based  in  Lodi,
California. PCP has historically manufactured a majority of its metal can requirements from a separate facility in Lodi, and used these cans solely in its food processing operations. The Company will acquire all metal food can manufacturing assets of PCP for cash of approximately $15 million plus the book value of inventory, and will assume certain limited liabilities. The transaction is expected to close on April 1, 2003, and is subject to customary closing conditions.

Simultaneous with the closing, the Company will also enter into a ten-year supply agreement with PCP, covering their metal food can requirements. Annual sales to PCP under the supply agreement are expected to be approximately $55 million.

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Silgan Holdings
March 28, 2003
Page 2


Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual pro forma sales of approximately $2.2 billion. Silgan operates 68 manufacturing facilities in the U.S., Canada and Mexico. In North America, Silgan is the largest supplier of metal containers for food products, a leading supplier of plastic containers for personal care products and a leading supplier of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2001 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.


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